DREYFUS CASH MANAGEMENT FUNDS

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.   Class Designation:  Fund shares shall be divided, except as otherwise indicated on Schedule A hereto, into Institutional shares, Administrative shares, Investor shares, Participant shares, Preferred shares, Service shares and Wealth shares.

2.   Differences in Services:  The services offered to shareholders of each Class, as described in the Funds' prospectuses or statement of additional information, shall be substantially the same, except for the level of certain services provided to holders of certain Classes of shares pursuant to a Shareholder Services Plan and/or Administrative Services Plan.

Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares shall be subject to an annual services fee at the rate set forth on Schedule B attached hereto payable to the Fund's distributor in respect of the provision of personal services to shareholders of such Classes and/or the maintenance of shareholder accounts, pursuant to a Shareholder Services Plan.

Participant shares and Service shares shall be subject to an annual administrative services fee at the rate set forth on Schedule C attached hereto payable to the Fund's distributor in respect of the provision of recordkeeping and other related services to shareholders of such Classes, pursuant to an Administrative Services Plan.

Institutional shares shall be subject to an annual services fee at the rate of up to .25% of the value of the Fund's average daily net assets attributable to Institutional shares to reimburse the Fund's distributor in respect of the provision of personal services to shareholders of such Class and/or the maintenance of shareholder accounts, pursuant to a Shareholder Services Plan.

3.   Distribution Arrangements:  Each Class of shares shall be offered at net asset value as described in the Funds' prospectuses.  No Class shall be subject to any front-end or contingent deferred sales charges.

4.   Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Shareholder Services Plans and Administrative Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

5.    Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided that, if the conversion is requested by a shareholder, the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.

6.   Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) share classes of other Funds, (b) share classes of the investment companies listed on Schedule D attached hereto and (c) shares of certain other investment companies, in each case, as specified from time to time.

Dated:   May 11, 1995

Amended as of:  November 16, 2020

SCHEDULE A

Dreyfus Cash Management

Institutional shares, Administrative shares, Investor shares and Preferred shares

Dreyfus Government Cash Management Funds

-Dreyfus Government Cash Management

Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares

-Dreyfus Government Securities Cash Management

Institutional shares, Administrative shares, Investor shares and Participant shares

Dreyfus AMT-Free Municipal Cash Management Plus

Institutional shares, Investor shares and Participant shares

Dreyfus AMT-Free New York Municipal Cash Management

Institutional shares, Investor shares and Participant shares

Dreyfus Tax Exempt Cash Management Funds

-Dreyfus AMT-Free Tax Exempt Cash Management

Institutional shares and Investor shares

Dreyfus Treasury Obligations Cash Management

Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares

Dreyfus Treasury Securities Cash Management

Institutional shares, Administrative shares, Investor shares, Participant shares, Service shares and Wealth shares

SCHEDULE B

Name of Class	Service Fee as a Percentage of the Average Daily Net Assets of the Class

Administrative shares	0.10%

Investor shares	0.25%

Participant shares	0.25%

Service shares	0.25%

Wealth shares	0.25%

SCHEDULE C

Name of Class	Administrative Services Fee as a Percentage of the Average Daily Net Assets of the Class

Participant shares	0.15%

Service shares	0.55%

SCHEDULE D

Dreyfus Institutional Preferred Government Money Market Fund

Dreyfus Institutional Preferred Money Market Fund

Dreyfus Institutional Preferred Treasury Securities Money Market Fund

Dreyfus Institutional Treasury Obligations Cash Advantage Fund

Dreyfus Institutional Treasury Securities Cash Advantage Fund

BNY Mellon Ultra Short Income Fund